Exhibit (a)(54)

THE GLENMEDE FUND, INC.

ARTICLES OF AMENDMENT

THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (“Glenmede Fund”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with the requirements of Section 2-605 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund pursuant to resolutions approved approved by unanimous written consent, has amended the Articles of Amendment and Restatement of Glenmede Fund as follows:

RESOLVED, that the Articles of Amendment and Restatement of the Fund be, and hereby is, amended to rename the authorized issued and unissued shares of the Glenmede Fund classified as the “International Secured Options Portfolio” shares to shares of the “Global Secured Options Portfolio;”

FURTHER RESOLVED, that the foregoing name change will be effective: (i) 60 days after written notice thereof has been provided to the Portfolio’s shareholders; or (ii) such later date as the proper officers of the Glenmede Fund determine, with the advice of Glenmede Fund Counsel, to be appropriate;

FURTHER RESOLVED, that the officers of the Glenmede Fund be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles of Amendment with the State Department of Assessments and Taxation of Maryland, supplements to or revisions of the Portfolio’s prospectus and statement of additional information, and one or more Post-Effective Amendments to the Company’s Registration Statement on Form N-1A, and to do any and all other acts, including but not limited to changing the foregoing resolutions upon advice of the Glenmede Fund’s counsel prior to any such filings, in the name of the Glenmede Fund and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.

SECOND: The foregoing amendment to the Articles of Amendment and Restatement has been duly approved by at least a majority of the entire Board of Directors of Glenmede Fund. The amendment is limited to a change expressly permitted to be made without action of the stockholders under Section 2-605 of the Maryland General Corporation Law.

IN WITNESS WHEREOF, The Glenmede Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of this 28th day of February, 2017.

Attest:	THE GLENMEDE FUND, INC.

/s/ Michael P. Malloy	/s/ Mary Ann B. Wirts
Michael P. Malloy	Mary Ann B. Wirts
Secretary	President

THE UNDERSIGNED, President of Glenmede Fund, who executed on behalf of said Glenmede Fund the foregoing Articles of Amendment to the Articles of Amendment and Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles of Amendment to the Articles of Amendment and Restatement to be the corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President